CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Cutler Fixed Income Fund, a series of shares of beneficial interest in The Cutler Trust and to the use of our report dated November 26, 2012, with respect to the financial statements and financial highlights of Cutler Income Fund, a series of shares of beneficial interest of The Cutler Trust).  Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders  which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 25, 2013